UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2013

Commission File Number 001-31921
Compass Minerals International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	36-3972986
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9900 West 109th Street
Suite 100
Overland Park, KS 66210
(913) 344-9200
(Address of principal executive offices and telephone number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of President and CEO

The Board elected Fran Malecha, 48, as President and CEO of the Company, effective January 17, 2013.  Mr. Malecha last served as Chief Operating Officer of Viterra Inc., recently acquired by Glencore International plc in December 2012.  Mr. Malecha joined Viterra in 2000 where he served as Chief Operations Officer and his responsibilities included global grain merchandising, transportation, operations, commodity risk management, and international merger and acquisition activity.

Employment Agreement with Mr. Fran Malecha

On January 5, 2013, the Company entered into an Employment Agreement with Fran Malecha to serve as the Company's President and CEO (the "Employment Agreement"). The Board elected Mr. Malecha to the Company’s Board of Directors effective January 17, 2013 to fill the vacancy created by the retirement of Dr. Angelo Brisimitzakis.

The Employment Agreement is effective as of January 17, 2013, terminates after five years on January 17, 2018, but automatically extends for successive one-year periods unless the Company provides sixty-day advance written notice of non-renewal, or unless earlier terminated as provided therein.  The Company will pay Mr. Malecha an annual base salary of $725,000, subject to annual review, plus an initial Restricted Stock Unit Award having a value of $2,000,000, subject to reduction in certain circumstances.  In addition, Mr. Malecha will be eligible for the Company's Annual Incentive Plan (AIP) with a target level of at least 100%, subject to adjustment in certain circumstances.

Mr. Malecha’s annual long term equity award amount beginning in March 2013 will be $1,400,000 (comprised of a mix of 40% Non-Qualified Stock Options, 20% Performance-Based Restricted Stock Units, and 40% Performance Stock Units), subject to annual review by the Company’s Compensation Committee as part of its customary compensation review process, and pursuant to equity award agreements that are substantially similar to its customary equity award agreements.   The customary forms of Three-Year Performance Stock Units Award and Non-Qualified Stock Option Award Agreements were filed as Exhibits 10.1 and 10.4 to the Company's Form 10-Q that was filed on April 27, 2012, and the form of Performance-Based Restricted Stock Award Agreement was filed as Exhibit 10.2 to the Company’s Form 10-Q for the quarter ended March 31, 2010.   The Restricted Stock Units entirely vest three years following the grant date and the stock options vest 25% per year, starting one year from the grant date.   Performance Stock Units are earned according to relative total shareholder return in annual performance periods, paid out after three years.   If Mr. Malecha’ s employment terminates as a result of his disability, he will be entitled to receive the compensation due under the Employment Agreement and 60% of his then-current base salary for 12 months after the termination date.   If the Company terminates Mr. Malecha’s employment without Cause or if Mr. Malecha terminates his employment for Good Reason  (each as defined in the Employment Agreement), he will be entitled to the compensation due under the Employment Agreement through his termination, plus the lesser of: (1) an amount equal to 1.5 times his highest annual base salary for the 12 month period immediately before such termination; or (2) continuation of his base salary until January 17, 2018, payable in a

lump sum.   In addition, he will receive reimbursement up to a maximum of 18 months for premium payments for COBRA coverage, immediate vesting of all stock options and/or restricted stock units granted through the date of termination, and continued earning/vesting of any performance based unites granted through the date of termination as if his employment continued through the date of earning or vesting for any such unit.

To be eligible for any payments beyond the regular employee benefits earned through the date of termination, the Employment Agreement requires that Mr. Malecha execute a release and be in compliance with his Restrictive Covenant Agreement and his Confidentiality Agreement.

The description of the Employment Agreement contained in this Form 8-K is not intended to be complete, and is qualified in its entirety by reference to the complete text of the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Election to Board of Directors

The Board appointed Fran Malecha to the Board of Directors of the Company, effective January 17, 2013.  The Company and Mr. Malecha will enter into the Company’s standard form of director Indemnification Agreement (filed as Exhibit 10.1 to the Company’s current report on Form 8-K dated March 26, 2009.)

Item 9.01 Financial Statements and Exhibits

(a)  Financial Statements of Businesses Acquired: Not applicable.

(b)  Pro Forma Financial Information: Not applicable.

(c)  Shell Company Transactions: Not applicable.

(d)  Exhibits:

Exhibit No.	Document
10.1	Employment Agreement effective January 17, 2013
99.1	Press Release dated January 7, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 10, 2013	COMPASS MINERALS INTERNATIONAL, INC.

	By:	/S/ RODNEY L. UNDERDOWN
	Name:	Rodney L. Underdown
	Its:	Vice President and Chief Financial Officer